October 20, 2009

Mr. Gary Richardson

Mirage Licensing, Inc.,

16 Market Street,

Northampton, Massachusetts 01060

Re: Teenage Mutant Ninja Turtles

Dear Gary:

This letter shall set forth the agreement of 4Kids Entertainment, Inc. and its subsidiaries, 4Kids Productions, Inc., 4Kids Entertainment Music, Inc. and 4Kids Entertainment Licensing, Inc., (collectively "4Kids") and Mirage Licensing, Inc., and its affiliate Mirage Studios, Inc. (collectively "Mirage") with respect to various matters relating to the sale of the Teenage Mutant Ninja Turtles property ("Property") to MTV Networks, a division of Viacom International Inc. ("MTVN") and Viacom Overseas Holdings C.V. ("VOH" and together with "MTVN", "Purchasers") pursuant to an Asset Purchase Agreement ("APA") dated as of October 20, 2009.

This letter agreement ("Letter Agreement") shall supplement the Termination, Assignment and Release Agreement (" Termination Agreement") dated as of the 20th day of October 2009, by and among Mirage, 4Kids and Purchasers.

1. Division of Playmates Royalties. (a) Mirage and 4Kids hereby agree that the royalties due with respect to the domestic and international sales by Playmates Toys Inc. ("Playmates") of licensed products based on the Property (“Playmates Royalties”) shall be apportioned as follows:

(i) The domestic Playmates Royalties paid by Playmates in respect of sales made in the US during the third quarter of 2009 shall be divided 50% to Mirage, 37.5% to 4Kids and 12.5% to Surge Licensing.

(ii) The international Playmates Royalties paid by Playmates in respect of international sales made during the third quarter of 2009 shall be divided 44.44% to Mirage, 44.44% to 4Kids and 11.11% to Surge.

(iii) The domestic and international Playmates Royalties with respect to sales made during the fourth quarter of 2009 shall be divided 50% to Purchasers and 50% to Mirage. Mirage shall then pay 4Kids’ 50% of the Mirage share of the domestic and international Playmates Royalties paid with respect to sales during the fourth quarter of 2009.

(iv) The domestic and international Playmates Royalties with respect to sales made during the first and second quarter of 2010 shall be divided 50% to Purchasers and 50% to Mirage. Mirage shall then pay 4Kids’ 20% of the Mirage share of the

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domestic and international Playmates Royalties paid with respect to sales during the first and second quarter of 2010.

(b) Mirage shall pay 4Kids the 4Kids’share set forth above of the Playmates Royalties within fifteen (15) days after the receipt by Mirage of its share of the Playmates Royalties, whether directly from Playmates or from Purchasers. Each such royalty payment from Mirage to 4Kids shall be accompanied by a copy of the applicable royalty statement from Playmates with respect to such payment.

2. Division of Merchandise Licensing Revenues from Licensees Other Than Playmates. (a) Mirage and 4Kids hereby agree that Merchandising Revenues (as defined in the Representation Agreement) received with respect to sales occurring in the third quarter of 2009 shall be divided 50% to Mirage and 50% to 4Kids.

(b) Mirage and 4Kids also agree that Merchandising Revenues received with respect to sales occurring in the fourth quarter of 2009 shall be divided 50% to Mirage and 50% to Purchasers. 4Kids and Mirage agree that the 5.5% share of fourth quarter 2009 Merchandising Revenues payable to Playmates shall be deducted "off the top" from the Mirage 50% share of the Merchandise Revenues with respect to sales occurring in the fourth quarter of 2009 with the remainder of such fourth quarter of 2009 Merchandising Revenues ("Q4 Net Merchandising Revenues") being split one half to Mirage and one half to 4Kids. If such Merchandising Revenues for the fourth quarter of 2009 are collected by Purchasers and said 50% share of Merchandising Revenues is paid by Purchasers to Mirage, Mirage shall, within fifteen (15) days after Mirage's receipt of Mirage’s share of Merchandising Revenues, pay 4Kids’ 50% of the Q4 Net Merchandising Revenues (i.e., after first deducting "off the top" the 5.5% share of fourth quarter 2009 Merchandising Revenues payable to Playmates). If such Merchandising Revenues for the fourth quarter of 2009 are collected by 4Kids, 4Kids shall deduct its 50% share of the Q4 Net Merchandising Revenues and remit to Mirage the balance of the 50% share of the Merchandising Revenues for the fourth quarter of 2009. Mirage shall then pay Playmates its 5.5% share of the Merchandising Revenues for the fourth quarter of 2009.

(c) Mirage and 4Kids further agree that Merchandising Revenues received with respect to sales occurring in the first and second quarter of 2010 shall be divided 50% to Mirage and 50% to Purchasers. 4Kids shall be entitled to receive 20% of the Mirage share of Merchandising Revenues paid with respect to sales made during the first and second quarter of 2010. If such Merchandising Revenues for the first and/or second quarter of 2010 are collected by Purchasers and said 50% share of Merchandising Revenues is paid by Purchasers to Mirage, Mirage shall, within fifteen (15) days after Mirage's receipt of Mirage’s share of Merchandising Revenues, pay 4Kids’ 20% of the Mirage share of Merchandising Revenues paid with respect to sales occurring during such quarter. If such Merchandising Revenues for the first and/or second quarter of 2010 are collected by 4Kids, 4Kids shall deduct its 20% share of the Mirage share of the Merchandising Revenues for such quarter prior to paying to Mirage the balance of the Mirage share of the Merchandising Revenues for such quarter.

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(d) Notwithstanding anything herein to the contrary Mirage and 4Kids acknowledge that the receipt of Merchandising Revenues is governed by the time limitations set forth in Section 2.02 of the APA.

(e) For the avoidance of doubt, in the event that any licensee of merchandising rights to the Property, pursuant to audit findings, collection efforts, litigation or otherwise, makes payment of amounts due constituting advances, royalties, interest on late payments, co-op advertising contributions, audit reimbursement fees and expenses and/or minimum guarantees which were payable or pertain to the period prior to June 30, 2010, 4Kids and Mirage shall apportion such licensee payment among 4Kids, Mirage and Purchasers based upon the period or periods to which such licensee payment pertains. For example, if a merchandise licensee of the Property pays $10,000 based upon audit findings and $5,000 of such audit findings pertains to the period prior to October 1, 2009 and $5,000 pertains to the first quarter of 2010, the $5,000 applicable to the period prior to October 1, 2009 shall be divided 50% to Mirage and 50% to 4Kids; the $5,000 pertaining to the first quarter of 2010 shall be divided 50% to Purchasers and 50% to Mirage with 4Kids receiving 20% of the amount allocated to Mirage with respect to the first quarter of 2010.

(f) Each such royalty payment to be made pursuant to this Paragraph 2, whether made by 4Kids to Mirage or Mirage 4Kids shall be accompanied by a copy of the applicable royalty statements received from licensees or from Purchasers with respect to such payment. For the avoidance of doubt, if 4Kids collects the Merchandising Revenues for the fourth quarter of 2009 or for the first two quarters of 2010, 4Kids shall account to Mirage in accordance with Paragraph 10 of the Representation Agreement dated as of May 1, 2002, (as amended on July 1, 2006) between 4Kids Licensing and Mirage (collectively the “Representation Agreement”) which provision shall be deemed to survive the termination of the 4Kids Agreements (as such term is defined in the Termination Agreement) in the Termination Agreement.

(g) For the avoidance of doubt, 4Kids and Mirage agree that notwithstanding anything to the contrary in any of the 4Kids Agreements (which generally provide that compensation to be paid to subagents shall be paid from the 4Kids’ share of Merchandising Revenues), any amounts due subagents with respect to Merchandising Revenues received on sales occurring in the fourth quarter of 2009 and the first two quarters of 2010 shall be accounted for as is provided in Section 2.02 (c) of the APA and shall not be payable from the 4Kids’ share of the Mirage share of the Merchandising Revenues for the fourth quarter of 2009 and the first two quarters of 2010.

3. Division of Broadcast and Home Video Rights Revenues to the Series.

(a) 4Kids and Mirage agree that Series Net Income (as defined in the Co-Financing and Co-Production Agreement) with respect to the license to third parties of the television broadcast rights and home video rights to any or all episodes of the Teenage Mutant Ninja Turtles animated series produced by 4Kids and Mirage (the

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"Series"), whether in North America or internationally and the Series Net Income with respect to the TMNT 25th Anniversary Special ("Anniversary Special") shall be divided as follows:

(i) Series Net Income received during the fourth quarter of 2009 and the first two calendar quarters of 2010 shall be divided 50% to Purchasers and 50% to Mirage. The Mirage 50% share of the Series Net Income for the fourth quarter of 2009 shall be reduced by the 50% of the Mirage share payable to Playmates with the remainder of the Series Net Income for the fourth quarter of 2009 (i.e., after deducting the Playmates 50% share of the Mirage share) being divided 50% to 4Kids and 50% to Mirage. The Mirage 50% share of the Series Net Income for the first two quarters of 2010 shall be divided 80% to Mirage and 20% to 4Kids.

(ii) Notwithstanding anything herein to the contrary, Mirage and 4Kids agree that, pursuant to that certain TMNT 25th Anniversary Special DVD Agreement between Mirage and 4Kids dated as of July 29, 2008: (1) any Series Net Income attributable to the Anniversary Special received shall be paid 100% to Mirage until Mirage has received a total of $250,000 off the top of Series Net Income attributable to the Anniversary Special; and (2) any Series Net Income attributable to the Anniversary Special received after such threshold is reached but prior to June 30, 2010 shall be divided 50% to Purchasers and 50% to Mirage. 4Kids and Mirage agree that any Series Net Income in respect of the Anniversary Special which is payable to Mirage prior to June 30, 2010 and is in excess of the $$250,000 shall be divided one half to Mirage and one half to 4Kids.

(b) The parties acknowledge that the Series has been scored with music composed by 4Kids (“4Kids Music”). Mirage and 4Kids agree that 4Kids shall own all right, title and interest in and to such 4Kids Music. 4Kids shall continue to have the right to collect, or use a third-party administrator to collect, the publisher's share of the public performance royalties payable with respect to such 4Kids Music. The publisher's share of the public performance royalties payable with respect to the broadcast or other use of such 4Kids Music through the third quarter of 2009, net of any administration fees and expenses with respect to such 4Kids Music and net of any share of the public performance royalties payable to Cherry Lane music publishers (“Net PPR”), shall be divided 50% to 4Kids and 50% to Mirage. The publisher's share of the public performance royalties payable with respect to the broadcast or other use of such 4Kids Music after the third quarter of 2009 shall be divided 50% to 4Kids and 50% to Purchasers. The 4Kids 50% share of Net PPR with respect to the broadcast or other use of such 4Kids Music after the third quarter of 2009 shall be divided 50% to 4Kids and 50% to Mirage.

(c) The parties acknowledge that 4Kids may receive cable retransmission royalties with respect to the cable retransmission of episodes of the Series (the "Episodes"). 4Kids shall continue to have the right to collect or use a third-party administrator to collect the cable retransmission royalties with respect to the Episodes. The cable retransmission royalties payable with respect to the exhibition or other use of such Episodes through the third quarter of 2009, net of any administration fees and expenses with respect to such Episodes (“Net Cable RR”), shall be divided 50% to 4Kids and 50% to Mirage. The Net

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Cable RR payable with respect to the exhibition or other use of such Episodes during the fourth quarter of 2009 and thereafter shall be divided 50% to 4Kids and 50% to Purchasers. The 4Kids 50% share of the Net Cable RR payable with respect to the exhibition or other use of such Episodes during the fourth quarter of 2009 shall be divided 50% to 4Kids and 50% to Mirage. The 4Kids 50% share of the Net Cable RR payable with respect to the exhibition or other use of such Episodes during the first two quarters of 2010 shall be divided 20% to 4Kids and 80% to Mirage.

(d) 4Kids and Mirage have entered into an agreement dated September 27, 2005 (“Interstitial Agreement”) with respect to the production and broadcast of nineteen (19) Teenage Mutant Ninja Turtles interstitials which are approximately 1 minute in length (“Interstitials”). 4Kids and Mirage confirm that 4Kids shall continue to have the non-exclusive right to exhibit such Interstitials an unlimited number of times on the 4Kids programmed five hour block on The CW Network broadcast principally on Saturday mornings and on the 4Kids website, 4Kids.tv from the date hereof through August 31, 2010.

4. Dong Woo .

(a) Sellers have entered into a termination agreement (the "DW Termination Agreement") with Dong Woo Animation Co., Ltd. (collectively with all of its related and affiliated entities and owners of any of the foregoing "Dong Woo"), that is attached hereto as Exhibit A, which, except as provided below, terminates any and all rights which Dong Woo has arising from that certain Investment Agreement between Dong Woo and 4Kids, dated August 1, 2002 (the “DW Investment Agreement”) and the Sub-Agent Agreement dated as of August 1, 2006 pursuant to which Dong Woo serves as subagent for the Property in Korea (the "DW Subagent Agreement"). Such DW Termination Agreement, however, does not terminate the Broadcast License Agreements dated as of August 1, 2006 (the "DW Broadcast Agreements") with respect to the exploitation of certain television rights to episodes 1 -- 104 of the 4Kids Series in Korea (collectively “Korean Broadcast Rights”), which grant of Korean Broadcast Rights shall remain in effect through July 31, 2011. Effective beginning in the fourth quarter of 2009, the DW Termination Agreement also terminates the rights of Dong Woo ("DW Residual Share Rights") to receive a share of the revenues generated from the exploitation of merchandising, television broadcast and home video distribution rights (other than the Korean Broadcast Rights) in respect of the initial 26 episodes of the Series (the “Initial Episodes”) within the countries set forth on Schedule A of the DW Investment Agreement (the “Dong Woo Territories”) and on Schedule B of the DW Investment Agreement (the “Dong Woo TV/HV Only Territories”).

(b) Mirage or Purchasers shall provide Sellers with merchandise royalty statements from Playmates for the third quarter of 2009 so that Sellers can calculate and pay to Dong Woo the DW Residual Share Rights. For the avoidance of doubt, provided that Mirage or Purchasers render the accountings set forth in Section 8.b, Sellers shall be solely responsible for making payment to Dong Woo of any and all shares of merchandise licensing revenue and master toy revenue to which Dong Woo may be entitled pursuant to the DW Termination Agreement.

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(c)       4Kids agrees that for any claim by Dong Woo arising from the Dong Woo Investment Agreement and/or Dong Woo Sub-Agent Agreement, or the termination of said agreements, which Purchasers and/or Mirage would be obligated to defend, 4Kids will indemnify Purchasers and/or Mirage, and any payment due pursuant to such claim shall be deducted from the 4Kids’ proportionate share of the Holdback (as defined below).

5. Teenage Mutant Ninja Turtles Theatrical Motion Picture Proceeds.

(a) Under the terms of the amendment dated July 1, 2006 to the Representation Agreement, Mirage has agreed to pay 4Kids 10% of the Teenage Mutant Ninja Turtles Theatrical Motion Picture Proceeds received by Mirage from TMNT, the theatrical motion picture based on the Property released in March 2007 ("Imagi TMNT Movie"). 4Kids shall continue to have the right to receive its 10% share of any Theatrical Motion Picture Proceeds received by Mirage with respect to the Imagi TMNT Movie .

(b) For the avoidance of doubt, 4Kids shall have no right to receive any Theatrical Motion Picture Proceeds from the new theatrical motion picture based on the Property to be produced by Lightbox Productions and tentatively scheduled for release in late 2011.

6. Liquidation of Co-Op Advertising Account and Anti-Infringement Royalty Pool/ 25th Anniversary Contributions.

(a) Mirage and 4Kids agree that prior to December 31, 2009, 4Kids shall provide Mirage with a statement of account setting forth the amounts in the Co-Op Advertising Account and the Anti-Infringement Royalty Pool. Mirage and 4Kids shall then divide all such amounts remaining in the Co-Op Advertising Account and the Anti-Infringement Royalty Pool 50% to Mirage and 50% to 4Kids.

(b) Mirage and 4Kids agree that 4Kids shall have no obligation to pay for any expenses associated with the 25th anniversary of the Teenage Mutant Ninja Turtles incurred after the Closing Date.

7. 4Kids Share of Purchasers’ Payment.

(a) In consideration of the agreement by 4Kids to terminate the 4Kids Agreements (as such term is defined in the APA), Mirage acknowledges that pursuant to the Termination Agreement, Purchasers shall pay 4Kids on the Closing Date the sum of Ten Million Seven Hundred Fifty Thousand Dollars ($10,750,000) less Nine Hundred and Sixty-Four Thousand Two Hundred and Sixty-Four Dollars ($964,264) constituting the 4Kids proportionate share of the Holdback (as defined below in subparagraph 7 (c) of this Letter Agreement and more fully explained in Exhibit B hereto); i.e., Nine Million Seven Hundred Eighty Five Thousand Seven Hundred and Thirty Six Dollars ($9,785,736) (“4Kids Closing Payment”).

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(b) Mirage and 4Kids acknowledge and agree that pursuant to the APA, Purchasers are entitled to an escrow holdback of Five Million Dollars ($5,000,000) in connection with the Sale Agreement (the “Holdback”). As a means of having 4Kids contribute to the Holdback, 4Kids has agreed in the Termination Agreement that Purchasers shall be entitled to withhold from the consideration payable to 4Kids at the closing an amount equal to 19.2853% of the Holdback, or Nine Hundred and Sixty-Four Thousand Two Hundred and Sixty-Four Dollars ($964,264) (such amount, the “4Kids Holdback”). The terms and conditions governing the application of the Holdback to claims subject to the indemnification by Mirage of Purchasers and the release of the Holdback are set forth in the APA. The terms and conditions with respect to the Holdback as between Mirage and 4Kids shall be governed by Exhibit B of this Agreement.

8. Minimum Guarantee Shortfall Protection Side Agreement.

(a) Mirage and 4Kids acknowledge that they, along with Playmates, have entered into that certain Minimum Guarantee Shortfall Protection Side Agreement dated July 17, 2009 (“MGSP Agreement"), which is attached hereto as Exhibit C.

(b) Mirage and 4Kids acknowledge and agree that as of the closing of the sale of the Teenage Mutant Ninja Turtles property to Purchasers ("Closing"), Mirage shall cause Purchasers to wire the sum of Four Million Eight Hundred Eighty Eight Thousand Dollars ($4,888,000) (hereinafter “Escrowed Funds") to the escrow account of Fierst, Pucci & Kane LLP ("FPK Escrow Account") or to such other escrow account as may be jointly established by Mirage and Playmates (“MP Escrow Account”). The FPK Escrow Account or the MP Escrow Account, as the case may be, shall be maintained until such time as Mirage and Playmates shall have agreed on a formal escrow agreement, letter of credit and/or other agreement with respect to the Escrowed Funds which shall provide for the release of such Escrowed Funds solely in accordance with the terms and conditions of the MGSP Agreement. If the Escrowed Funds are held in the FPK Escrow Account, Fierst, Pucci & Kane LLP agrees not to withdraw or transfer or any portion of such Escrowed Funds until Mirage and Playmates shall have agreed on the terms of an escrow agreement, letter of credit and/or other agreement with respect to the Escrowed Funds and shall have provided Fierst, Pucci & Kane LLP with written instructions signed by both Mirage and Playmates regarding the transfer of the Escrowed Funds from the FPK Escrow Account.

(c) Mirage and 4Kids agree that any expenses incurred in connection with establishing an escrow account for the Escrowed Funds, obtaining and maintaining a letter of credit for the amount of the Escrowed Funds, negotiating the terms and conditions of an escrow agreement or taking such other action as may be necessary or desirable to establish security for payment of the Escrowed Funds pursuant to the MGSP Agreement shall be apportioned 80% to Mirage and 20% to 4Kids.

(d) Mirage and 4Kids acknowledge that the Escrowed Funds have been contributed 80% by Mirage and 20% by 4Kids from their respective shares of the amounts paid by Purchasers with respect to the Property. Mirage and 4Kids agree that if and when any

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amounts are paid out of the Escrowed Funds to Mirage (including any interest or earnings on the amount of the Escrowed Funds), Mirage shall pay 20% of such amounts released to 4Kids. If amounts are paid out of the Escrowed Funds to Playmates, 4Kids will not be entitled to receive any payments on account of such amounts. Prior to the release of any Escrowed Funds from the escrow to Mirage, 4Kids will have no rights to any Escrowed Funds deposited into escrow or rights to compel amounts to be distributed from the escrow. Mirage and 4Kids acknowledge that the disbursement of the Escrowed Funds will be governed by the MGSP Agreement.

(e) Mirage shall reasonably consult with 4Kids with respect to the terms and conditions of the escrow agreement, letter of credit or other agreement which may be established with Playmates with respect to the Escrowed Funds. Mirage shall also reasonably consult with 4Kids with respect to the investment of the Escrowed Funds and any requests by Playmates for the release of all or any portion of the Escrowed Funds. Notwithstanding the foregoing, 4Kids shall have no rights to prevent, delay, consent to or impose conditions with respect to, any release of any of the Escrowed Funds, which Mirage has determined shall be released to Playmates.

(f) Mirage shall provide, or shall cause the escrow agent or financial institution to provide, 4Kids with statements of account at least quarterly with respect to the Escrowed Funds.

(g) 4Kids acknowledges and agrees that Mirage (or any representative designated by Mirage) may, in its sole discretion, enter into agreements with Playmates with respect to the payment or distribution of all or any portion of the Escrowed Funds to Playmates provided that such payments were distributions are made in accordance with the terms and conditions of the MGSP Agreement. 4Kids further authorizes and empowers Mirage to make any such decisions, amendments and agreements as Mirage (or any representative designated by Mirage) deems appropriate in its sole discretion consistent with the terms and conditions of the MGSP Agreement. 4Kids hereby appoints Mirage (or any representative thereof) as its true and lawful attorney-in-fact, and authorizes Mirage (or any such representative), in its name, place and stead, and for its use and benefit to sign on behalf of 4Kids all consents, instruments, agreements, amendments and releases pertaining to or relating to the Escrowed Funds as Mirage (or any such representative) sees fit in its sole and absolute discretion provided that such documents are consistent with the terms and conditions of the MGSP Agreement.

9. Representations and Warranties.

(a) Mirage represents and warrants that:

(i)	Mirage has full authority to enter into this Agreement and completely perform this Agreement;

(ii)	Mirage is not subject to any agreement with any third-party that would conflict with the rights of 4Kids hereunder; and

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(iii)	the Property does not infringe upon or violate any copyright, trademark, or other proprietary right of any third-party; and

(b) Mirage shall indemnify and hold harmless 4Kids and its affiliates and its and their officers, directors, employees, agents and licensees from and against any and all claims, damages, costs and expenses (including reasonable outside attorneys fees) arising from any breach by Mirage of any of its representations, warranties or obligations set forth in this Agreement.

(c)	4Kids represents and warrants that:

(i)	4Kids has full authority to enter into and completely perform this Agreement; and

(ii)	Any and all elements of the Series created by, or under the authority of 4Kids shall not infringe upon or violate any copyright, trademark or other proprietary right of any third-party;

(d)       4Kids shall indemnify and hold harmless Mirage and its affiliates and its and their officers, directors, employees and agents from and against any and all claims, damages, costs and expenses (including reasonable attorneys fees) arising from any breach by 4Kids of any of its representations, warranties or obligations set forth in this Agreement.

(e)       The foregoing indemnifications by the parties shall survive the termination or expiration of this Agreement.

10.	Default and Termination. In the event that either party breaches any material term, covenant or condition of this Agreement and fails to cure such default within twenty (20) days after its receipt of written notice of default from the non-breaching party, the non-breaching party shall have the right to terminate this Agreement upon delivery of a written notice of termination to the breaching party.

11. Miscellaneous

(a) Assigns and Successors. Neither party may assign this Agreement without first obtaining the prior written consent of the non-assigning party. Notwithstanding the foregoing, either party may assign this Agreement to any subsidiary or affiliate of the assigning party or to any entity who acquires substantially all of the stock or assets of the assigning party or who is the surviving party in any merger involving the assigning party; provided, however, that the parties shall continue to remain liable for all the obligations of this Agreement not performed by their subsidiaries or affiliates. This Agreement, including the provisions of Paragraph 8, shall be binding on the successors and permitted assigns of the parties.

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(b) Notices. Any notices, reports, payments and other written communications required hereunder shall be sent by either express delivery service (e.g., FedEx, UPS), by registered or certified mail, return receipt requested, by facsimile or e-mail transmission with a follow-up hard copy by express delivery service to the addressee at the following addresses:

If to Mirage:

Mirage Licensing, Inc.

16 Market Street

Northampton, MA 01060

Attention: Gary Richardson, CEO

with a copy to:

Frederick U. Fierst, Esq.

Fierst, Pucci & Kane LLP

64 Gothic Street

Northampton, MA 01060

If to 4Kids:

4Kids Entertainment, Inc.

1414 Avenue of the Americas

New York, NY 10019

with a copy to:

Samuel R. Newborn, Esq.

EVP Business Affairs & General Counsel

4Kids Entertainment, Inc.

1414 Avenue of the Americas

New York, NY 10019

The date of deposit of the communication to the express delivery service or US Post Office shall be deemed the date of the giving of notice. Any party may change its address for the purpose of this Agreement only by giving written notice of the address change to the other party.

(c)	Governing Law and Arbitration.

i.	Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of New York and the United States of America.

ii.	Arbitration.

(1)	Any dispute, controversy or claim arising out of or relating to this Agreement shall be submitted to binding arbitration on written notice by either party of such submission to the other party.

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(2)

Any such arbitration shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association (“AAA”). The AAA shall appoint a single arbitrator with experience in licensing law and familiarity with transactions similar to those contemplated by this Agreement, and with no interests, pecuniary or otherwise, that would affect his or her judgment on any dispute hereunder. The parties and witnesses shall be free to testify telephonically.

(3)	Any such arbitration shall be conducted in New York, New York.

(4)	The costs of any such arbitration shall be borne equally by 4Kids and Mirage .

(5)	A final award or decision in any dispute arbitrated hereunder shall be binding and may be entered as a judgment in any court of competent jurisdiction.

(d)	Remedies Not Exclusive. No remedy conferred by any specific provision of this Agreement shall be exclusive of any other remedy, and each and every remedy shall be cumulative and in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or otherwise. The election of one or more remedies shall not constitute a waiver of the right to pursue other remedies.

(e)	Partial Invalidity. In case any one or more of the terms or provisions contained herein shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining terms and provisions contained herein shall not in any way be affected or impaired thereby.

(f)	Entire Agreement. This Agreement constitutes the entire agreement among the parties regarding the subject matter hereof and supersedes all oral discussions and representations between the parties regarding said subject matter. This Agreement can only be modified by a document in writing signed by both parties hereto, and no waiver of compliance with any provision or conditions hereof and no consent provided for herein shall be effective unless evidenced by an instrument in writing duly executed by the party hereto sought to be charged with such waiver or consent.

(g)	Titles and Headings. The titles and headings of sections, subsections and paragraphs set forth herein are merely for ease of reference and are not part of this Agreement and shall not be deemed to affect the meaning or construction of any of its provisions.

(h)	Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

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Please confirm that the foregoing satisfactory sets forth the agreement of 4Kids and Mirage by countersigning this Letter Agreement below.

Sincerely yours,

4KIDS ENTERTAINMENT, INC.

By:	/s/ Samuel R. Newborn

Name:	Samuel R. Newborn

(Print)

Title:	E.V.P.

Agree to and Accepted:

MIRAGE LICENSING INC.

By:	/s/ Gary A. Richardson

Name:	Gary A. Richardson

(Print)

Title:	C.E.O.

Agreed to and accepted insofar as concerned

with respect to Paragraph 8

FIERST, PUCCI & KANE LLP

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Name:	/s/ Fredrick U. Fierst
(Print)	Fredrick U. Fierst

Title:	Partner

Date:	10/19/09

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Exhibit A

Dong Woo Termination Agreement

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Exhibit B

Escrow Provisions

1)

4Kids shall contribute the 4Kids Holdback as set forth in Paragraph 7(c) of this Letter Agreement. Surge Licensing, Inc. shall contribute its portion of the Holdback (the “Surge Holdback”) as set forth in the Termination Agreement and General Release entered into between Mirage and Surge Licensing, Inc.

2)

If and when any amounts are paid out of the Holdback escrow to Mirage (including any interest or earnings on the amount in the Holdback escrow), Mirage shall pay 19.2853% of such amounts released to 4Kids. If amounts are paid out of the escrow to Purchasers (or other indemnified parties), 4Kids will not be entitled to receive any payments on account of such amounts. Prior to the release of any Holdback amounts from the escrow to Mirage, 4Kids will have no rights to any Holdback amounts deposited into escrow or rights to compel amounts to be distributed from the escrow. 4Kids acknowledges that the disbursement of the Holdback amounts will be governed by the APA, and 4Kids shall have no rights to receive advance notice in respect of, or prevent, delay, consent to or impose conditions with respect to, any release of any funds from such escrow account.

3)

The APA provides that Fifty Percent (50%) of that portion of the Holdback not previously paid to Purchasers (or other indemnified parties), shall be released from the escrow 18 months from the Closing Date, and the remaining portion of the Holdback not required to be paid to Purchasers (or other indemnified parties) shall be released no later than 36 months from the Closing Date (collectively, the “Holdback Releases”).

4)

4Kids acknowledges and agrees that Mirage (or any representative designated by Mirage and its affiliates pursuant to the Sale Agreement) may, in its sole discretion, enter into agreements with Purchasers directing the payment or distribution of all or any portion of the amounts in the escrow to Purchasers (or other indemnified parties) or settlement or release of any related claims and 4Kids hereby authorizes and empowers Mirage (or any representative thereof pursuant to the APA) to make any such decisions, amendments and agreements as Mirage (or any representative thereof pursuant to the APA) deems appropriate in its sole discretion. To the extent that, notwithstanding the provisions of this paragraph, 4Kids is deemed to have any interest in the amounts in the Holdback escrow, 4Kids hereby appoints Mirage (or any representative thereof pursuant to the APA) as its true and lawful attorney-in-fact, and authorizes Mirage (or any such representative), in its name, place and stead, and for its use and benefit to sign on behalf of 4Kids all consents, instruments, agreements, amendments and releases pertaining to or relating to the amounts in the Holdback escrow as Mirage (or any such representative) sees fit in its sole and absolute discretion. In no event shall 4Kids be entitled to assert a claim against Purchasers relating to the receipt or non-receipt by 4Kids of any portion of the 4Kids Holdback.

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5)

The amount of Two Hundred and Fifty Thousand Dollars ($250,000) (the “Basket Amount”) from the Holdback shall be earmarked for the payment of any claims for which Mirage must indemnify Purchasers without regard to the individual responsibility of Mirage, 4Kids and/or Surge Licensing for such claims.

6)

If and when the Basket Amount is exhausted, any claims which must thereafter be paid from the Holdback shall be deducted from that proportionate share of the Holdback allocated to the responsible party, such responsibility to be determined either by agreement between Mirage and 4Kids, or under the order of an arbitrator as set forth in Paragraph 11(c).

7)

Upon each Holdback Release, that portion of the Holdback not required to be paid to Purchasers (or other indemnified parties), and less each party’s respective deductions under Paragraph 6 of this Exhibit I, shall be released from escrow and allocated to each of Mirage, 4Kids and Surge Licensing in proportion to the amount contributed by each party to the Holdback.

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Exhibit C

Minimum Guarantee Shortfall Protection Side Agreement.

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